Exhibit 99.1

Rezolute Reports Second Quarter Fiscal 2022 Financial Results and Highlights Company Progress

Topline results from RZ358 Phase 2b and RZ402 Phase 1b studies expected before the end of Q1 2022

REDWOOD CITY, Calif., February 9, 2022 (GLOBE NEWSWIRE) – Rezolute, Inc. (Nasdaq: RZLT), a clinical-stage biopharmaceutical company developing transformative therapies for metabolic diseases associated with chronic glucose imbalance, today announced its financial results for the second quarter of fiscal 2022 ended December 31, 2021.

“We have maintained excellent momentum and are on track to report topline data before the end of next month for both of our lead clinical programs,” said Nevan Charles Elam, Chief Executive Officer and Founder of Rezolute.

Business Highlights

•	Financing Update
o	In Q4 of 2021, Rezolute raised gross proceeds of $56 million in a public offering of common stock, and of pre-funded warrants, and in a concurrent registered direct offering.
•	RZ358, monoclonal antibody for the treatment of congenital hyperinsulinism
o	Topline results from the Phase 2b RIZE study of RZ358 are on track and anticipated before the end of March 2022.
•	RZ402, oral plasma kallikrein inhibitor to treat diabetic macular edema (DME)
o	Topline results from the Phase 1b multiple ascending dose study of RZ402 are also on track and anticipated before the end of March 2022.

Second Quarter Fiscal 2022 Financial Results

•	Cash and cash equivalents totaled $77.4 million as of December 31, 2021.
•	Research and development (R&D) expenses were $9.5 million for the second quarter of fiscal 2022, compared to $4.5 million for the same period in fiscal 2021. The increase was primarily due to increased spending in clinical trial costs, manufacturing costs, and compensation and benefits.
•	General and administrative (G&A) expenses were $2.7 million for the second quarter of fiscal 2022, compared to $2.7 million for the same period in fiscal 2021.
•	Net loss was $12.6 million, or $0.80 per share for the second quarter of fiscal 2022, compared to $7.1 million, or $0.88 per share for the same period in fiscal 2021.

About Rezolute, Inc.

Rezolute is developing transformative therapies for metabolic diseases related to chronic glucose imbalance. The Company’s lead clinical asset, RZ358, is in Phase 2b development for treatment of congenital hyperinsulinism (HI), a rare pediatric endocrine disorder. The Company is also developing RZ402, an orally available plasma kallikrein inhibitor, for the treatment of diabetic macular edema. For more information, visit www.rezolutebio.com or follow us on Twitter.

Forward-Looking Statements

This release, like many written and oral communications presented by Rezolute, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Investor Contact

Kimberly Minarovich / Carrie McKim

Argot Partners

rezolute@argotpartners.com

212-600-1902

Media Contact

Kelly North

Canale Communications, Inc.

Kelly.north@canalecomm.com

(425) 213-0429

Rezolute, Inc.
Condensed Consolidated Financial Statements Data
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Condensed Consolidated Statements of Operations Data:

Operating expenses:
Research and development	9,452	4,496	15,226	6,840
General and administrative	2,697	2,656	4,563	3,935
Total operating expenses	12,149	7,152	19,789	10,775
Loss from operations	(12,149)	(7,152)	(19,789)	(10,775)

Non-operating income (expense), net	(444)	55	(640)	58
Net loss	$(12,593)	$(7,097)	$(20,429)	$(10,717)

Basic and diluted net loss per common share	$(0.80)	$(0.88)	$(1.69)	$(1.54)

Shares used to compute basic and diluted net loss per common share	15,680	8,045	12,097	6,956

			December 31,	June 30,
			2021	2021
			(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash and cash equivalents			$77,403	$41,047
Working capital			71,653	40,025
Total assets			83,405	42,609
Long term debt, net of discount (1)			14,178	13,968
Accumulated deficit			(188,567)	(168,138)
Total stockholders’ equity			62,265	26,099

(1) In April 2021, we entered into a $30.0 million Loan Agreement with SLR and certain other Lenders. $15.0 million term A loan was funded on April 14, 2021.